Exhibit 99.1

Chevron Corporation Policy, Governance and Public Affairs P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for Second Quarter 2013

SAN RAMON, Calif., July 10, 2013 – Chevron Corporation (NYSE: CVX) today reported its interim update, which contains industry and company operating data for the first two months of the second quarter. Readers are advised that the commentary below compares results for the first two months of the second quarter 2013 to full first quarter 2013 results, unless indicated otherwise.

UPSTREAM
U.S. net oil-equivalent production was comparable with first quarter 2013 results. International net oil-equivalent production decreased 71,000 barrels per day, primarily due to planned turnaround activity in Kazakhstan and Australia, maintenance in Nigeria, and lower demand in Thailand.

		2012			2013
		2Q	3Q	4Q	1Q	2Q thru May
U.S. Upstream
Net Production:
Liquids	MBD	461	440	462	455	455
Natural Gas	MMCFD	1,186	1,184	1,273	1,255	1,225
Total Oil-Equivalent	MBOED	659	637	674	664	659
Average Realizations:
Liquids	$/Bbl	97.46	90.77	90.67	94.49	93.08
Natural Gas	$/MCF	2.17	2.63	3.22	3.11	3.83
International Upstream
Net Production:
Liquids	MBD	1,317	1,249	1,333	1,305	1,253
Natural Gas	MMCFD	3,894	3,778	3,963	4,054	3,937
Total Oil-Equivalent	MBOED	1,965	1,879	1,994	1,981	1,910
Average Realizations:
Liquids	$/Bbl	99.21	98.20	99.93	102.35	93.01
Natural Gas	$/MCF	6.10	6.03	5.97	6.07	5.96

DOWNSTREAM
U.S. refinery crude-input volumes increased by 183,000 barrels per day, largely due to the completion of planned maintenance activity at the Pascagoula, Mississippi refinery and the late-April restart of the Richmond, California refinery crude unit which resumed normal operations by quarter-end. International refinery crude-input volumes increased 40,000 barrels per day, reflecting completion of maintenance activities at the Burnaby, Canada and Cape Town, South Africa refineries. Chemicals earnings are expected to be lower due to planned and unplanned outages affecting ethylene production.

		2012		2013
		2Q	3Q	4Q	1Q	2Q thru May
Volumes:	MBD
	U.S. Refinery Input	928	779	702	576	759
	Int’l Refinery Input (1)	870	909	918	818	858
	U.S. Branded Mogas Sales	521	519	507	500	523
Refining Market Indicators:	$/Bbl
	U.S. West Coast – Blended 5-3-2	21.23	24.43	19.54	21.37	22.23
	U.S. Gulf Coast – Maya/Mars 5-3-2	22.97	25.92	19.93	19.73	20.54
	Singapore – Dubai 3-1-1-1	9.30	10.77	7.17	9.40	7.49
Marketing Market Indicators:	$/Bbl
	U.S. West – Weighted DTW to Spot	10.14	5.74	8.85	5.51	6.15
	U.S. East – Houston Mogas Rack to Spot	5.10	3.99	5.21	4.78	5.30
	Asia-Pacific	11.73	9.58	10.26	11.07	11.59
(1) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a consolidated basis. Prior to June 2012, crude-input volumes are reported on a net interest basis.

ADDITIONAL ITEMS
The table that follows includes the estimated values of select additional items in the full quarter.

$MM	2Q 2013	Comments
Foreign Exchange	$250 - $300	Primarily balance sheet translation effects
“All Other” Segment	$(400) - $(500)
Asset Impairment	$(100)	Power-related equity affiliate

# # #

NOTICE

Chevron’s discussion of second quarter 2013 earnings with security analysts will take place on Friday, August 2, 2013, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR'' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.